Exhibit 16.1

January 6, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 included in the Form 8-K dated December 30, 2019 of NeuroBo Pharmaceuticals, Inc. (the “Form 8-K”), as amended by the Amendment No. 1 to Form 8-K dated December 30, 2019 (the “Form 8-K/A”), and are in agreement with the statements contained in the third, fourth, fifth and sixth paragraphs of Item 4.01 of each of the Form 8-K and the Form 8-K/A. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP